Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENCORE CAPITAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	48-1090909
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8875 Aero Drive, Suite 200, San Diego, California 92123
(Address of Principal Executive Office) (Zip Code)

MIDLAND CREDIT MANAGEMENT, INC. EXECUTIVE NONQUALIFIED EXCESS PLAN
(Full Title of the Plan)

Carl C. Gregory, III
Vice Chairman and Chief Executive Officer
ENCORE CAPITAL GROUP, INC.
8875 Aero Drive, Suite 200
San Diego, California 92123
(Name and Address of Agent for Service)

(877) 445-4581
(Telephone Number, Including Area Code, of Agent For Service)

With copy to:
John W. Dorris
Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004
(602) 382-6000

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Deferred Compensation Obligations	6,000,000	$1.00	$6,000,000	$706.20
(1)
The Deferred Compensation Obligations are unsecured obligations of Encore Capital Group Inc. to pay deferred compensation in the future in accordance with the terms of the Midland Credit Management, Inc. Executive Nonqualified Excess Plan.

(2)	Computed in accordance with Rule 457(h) under the Securities Act of l933, as amended, solely for the purpose of calculating the registration fee.

Part I

Information Required In Section 10(a) Prospectus

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Information Required In The Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed with the Securities and Exchange Commission by Encore Capital Group, Inc. are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

2.	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005.

3.	The Company’s Current Reports on Form 8-K dated March 7, 2005, April 5, 2005 and May 5, 2005.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which removes from registration all such securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The deferred compensation obligations being registered represent the unsecured general obligations (the “Obligations”) of Encore Capital Group, Inc. (the “Company”) to make future payments to the participants in the Midland Credit Management, Inc. Executive Nonqualified Excess Plan (the “Plan”) from a rabbi trust established by the Company and then from the general assets of the Company. The Obligations consist of the Company’s commitment under the Plan to deliver at a future date any of the following:

•	compensation the receipt of which the participants have elected to defer under the terms of the Plan,

•	matching credits to participants’ Plan accounts made by the Company or its affiliates,

•	discretionary credits to participants’ Plan accounts made by the Company or its affiliates, and

•	earnings on the foregoing amounts based on a notional investment measurement.

The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on the elections of the participant and will be credited to a separate bookkeeping account in the name of the participant. The participant may select from available hypothetical investment funds. The performance of the hypothetical investment funds will be used to measure the hypothetical rate of return on the participant’s account under the Plan. The applicable hypothetical rate of return, whether positive or negative, will be applied to the participant’s account to determine its value. The hypothetical investment fund will be used only for the purpose of calculating hypothetical returns, and the amounts in participants’ Plan accounts will not actually be invested in the selected investment media. Amounts that the participant elects to defer under the Plan will be vested immediately. On the other hand, Company matching contributions vest on a schedule determined by the participant’s tenure with the Company: 30% vests after one year of service, 60% vests after two years of service and 100% vests after three years of service; and Company discretionary contributions generally vest over a period of three years following the contribution: 30% vests in the first year, 60% vests in the second year and 100% vests after the third year.

The Obligations are payable, at the option of the participant, in approximately equal annual installments over a designated term no longer than 10 years or a cash lump-sum distribution upon a Qualifying Distribution Event, which generally includes a participant’s death, disability or termination of employment with the Company and all of its affiliates. Under certain circumstances, the Company will allow the participant to make certain withdrawals from their account prior to a Qualifying Distribution Event.

The Obligations are unsecured general obligations of the Company to make future payments to participants in accordance with the terms of the Plan. Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company’s insolvency. Although the Company has established a grantor, or “rabbi,” trust which holds assets that are used solely to pay benefits to Plan participants, participants do not have any preferential right to any assets in the trust. In the event of the Company’s insolvency or bankruptcy, the trust assets are treated like other corporate assets of the Company’s and are subject to the claims of the Company’s creditors.

    A participant’s rights to any amounts credited to his accounts may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the participant, except in the case of a qualified domestic relations order, as such term is described in Section 414(p) of the Internal Revenue Code of 1986 (the “Code”). Otherwise, a participant’s rights to any amounts credited to his accounts may only pass upon the participant’s death to a beneficiary designated by the participant in accordance with the terms of the Plan. The Obligations are not convertible into any other security of the Company. The Company reserves the right to amend the Plan, at any time, so long as it does not reduce any participant’s account and it reserves the right to terminate the Plan to the extent permitted by the Code. The Company’s acquisition by or merger into any other employer will not automatically terminate the Plan; rather, the Plan will be automatically assumed by the successor, subject to the successor’s right to terminate the Plan.

Obligations in an aggregate principal amount of $6 million are being registered under the Plan. Further amounts may be registered and issued as new or existing Plan participants elect to defer portions of their compensation or the Company elects to make discretionary contributions in subsequent years.

A copy of the Plan is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Our Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for payments of dividends or stock purchases or redemptions in violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. In addition, our Certificate of Incorporation provides that we will to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law permitted us to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”) against expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties paid in connection with the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as otherwise provided with respect to proceedings to enforce rights to indemnification, we will indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding or part thereof was authorized in advance by our board of directors.

    The right to indemnification set forth above includes the right to require us to pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to us of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under the Delaware General Corporate Law or otherwise. The rights to indemnification and to the advancement of expenses conferred herewith are contract rights and continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and inure to the benefit of the Indemnitee’s heirs, executors and administrators.

    The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

    In addition, we have entered into and/or may enter into agreements to indemnify certain of our directors and officers to the fullest extent allowed by law, subject to certain exceptions. To the extent that our board or stockholders may in the future wish to limit or repeal our ability to provide indemnification to our officers and directors, such repeal or limitation may not be effective as to directors or officers who are parties to any indemnification agreements because their rights to full protection would be contractually assured by such agreements.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

A list of exhibits is set forth on the Exhibit Index.

Item 9. Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of the annual report of the employee benefit plan pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 27th day of May, 2005.

ENCORE CAPITAL GROUP, INC., a Delaware corporation

By:	/s/ Carl C. Gregory, III
Carl C. Gregory, III
Vice Chairman and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title	Date
/s/ Carl C. Gregory, III	Vice Chairman, Chief Executive Officer and Director	May 27, 2005
Carl C. Gregory, III	(Principal Executive Officer)

/s/ Paul Grinberg	Chief Financial Officer	May 27, 2005
Paul Grinberg	(Principal Accounting and Financial Officer)

/s/ J. Brandon Black *	President, Chief Operating Officer and Director	May 27, 2005
J. Brandon Black

/s/ Richard A. Mandell*	Chairman of the Board of Directors	May 27, 2005
Richard A. Mandell

/s/ Barry R. Barkley *	Director	May 27, 2005
Barry R. Barkley

/s/ Raymond Fleming *	Director	May 27, 2005
Raymond Fleming

/s/ Eric D. Kogan *	Director	May 27, 2005
Eric D. Kogan

	Director	May __, 2005
Alexander Lemond

/s/ Peter W. May *	Director	May 27, 2005
Peter W. May

/s/ Nelson Peltz *	Director	May 27, 2005
Nelson Peltz

* /s/ Carl C. Gregory, III
As attorney-in-fact pursuant to power of attorney dated on or about May 16, 2005

EXHIBIT INDEX

Exhibit Number	Description and Method of Filing
4.1	Midland Credit Management, Inc. Executive Nonqualified Excess Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 14, 2002).
4.2
Amendment to Midland Credit Management, Inc. Executive Nonqualified Excess Plan (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 2, 2004).

5.1	Opinion of Snell & Wilmer L.L.P. (filed herewith).
23.1	Consent of BDO Seidman, LLP (filed herewith).
23.2	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5).
24.1	Power of Attorney (filed herewith).